Exhibit 10.1

AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED

CREDIT AGREEMENT AND AMENDMENT TO REVOLVING CREDIT NOTE

THIS AMENDMENT, dated as of June 30, 2008, by and between Manitex International, Inc., a Michigan corporation formerly known as Veri-Tek International, Corp., and Manitex Inc., a Texas corporation (the “Companies”, and individually a “Company”), and Comerica Bank, a Texas banking association, of Detroit, Michigan (“Bank”).

WITNESSETH:

WHEREAS, Companies and Bank entered into that certain Second Amended and Restated Credit Agreement dated April 11, 2007 (the “Agreement”); and

WHEREAS, Companies and Bank wish to amend the Agreement and the Revolving Credit Note issued pursuant to the Agreement;

NOW, THEREFORE, Companies and Bank agree as follows:

1. The definition of “Revolving Credit Maturity Date” is amended by deleting the date April 1, 2009 where it appears therein and replacing it with the date April 1, 2010.

2. The definition of “Revolving Credit Maximum Amount” is amended by deleting the figure Eighteen Million Five Hundred Thousand Dollars ($18,500,000) and replacing it with the figure Twenty Million Five Hundred Thousand Dollars ($20,500,000).

3. The definition of “Overformula Amount” is amended to read as follows:

“Overformula Amount” shall mean $1,500,000. On each of July 1, 2008, October 1, 2008 and January 1, 2009, the Overformula Amount shall decrease by $500,000.

4. The definition of “Borrowing Base” is amended to read as follows:

“Borrowing Base” shall mean, as of any determination, the sum of (a) eighty-five percent (85%) of Eligible Accounts, plus (b) eighty-five percent (85%) of Eligible Canadian Accounts, plus (c) the lesser of (i) sixty-five percent (65%) of Eligible Inventory and (ii) $8,000,000, plus (d) the Overformula Amount.

5. The definition of “Tangible Effective Net Worth” is amended to read as follows:

“Tangible Effective Net Worth” shall mean, as of any date of determination, the sum of Consolidated Net Worth (excluding accounts receivable and accounts payable owing by or to Affiliates and all other amounts owing to Holdings or any Subsidiary by officers, directors, shareholders and other Affiliates and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Holdings and its Subsidiaries at such date), plus all Subordinated Debt as of such date, all as determined in accordance with GAAP; provided, however, that Tangible Effective Net Worth shall be determined without regard to other comprehensive income (loss) in connection with currency transactions.

6. Section 1 of the Agreement (Definitions) is amended by adding the following definitions in their appropriate alphabetical order:

“Debt Service Coverage Ratio” shall mean as of the end of any fiscal quarter of Holdings, a ratio, the numerator of which is the Consolidated net income of Holdings and its Subsidiaries for the four fiscal quarters then ending, plus, to the extent deducted in the computation of such Consolidated net income, depreciation and amortization expense, income tax expense and interest expense of Holdings and its Subsidiaries for such period, and the denominator of which is the aggregate amount of all payments of principal and interest due and payable during such period with respect to non-subordinated Funded Debt of Holdings and its Subsidiaries, all as determined in accordance with GAAP.

“Funded Debt” shall mean, as of any date of determination, the sum, without duplication, of (a) all indebtedness of Holdings and its Subsidiaries for borrowed money or for the deferred purchase price of property or services as of such date (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of Holdings and its Subsidiaries under capitalized leases as of such date, (c) all obligations of Holdings and its Subsidiaries in respect of letters of credit, acceptances or similar obligations issued or created for the account of Holdings and its Subsidiaries as of such date, (d) all liabilities (excluding trade liabilities referred to in sub-section (a) of this definition) secured by any lien on any property owned by Holdings and its Subsidiaries as of such date even though neither Holdings nor any Subsidiary has assumed or otherwise become liable for the payment thereof, and (e) all Guarantee Obligations of Holdings and its Subsidiaries as of such date, in each case determined in accordance with GAAP.

“Guarantee Obligation” shall mean as to any person (the “guaranteeing person”) (a) any obligation of the guaranteeing person or (b) any obligation of another person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement, counter indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Holdings in good faith.

7. Section 8.11 of the Agreement is amended to read in its entirety as follows:

8.11 (a) Maintain, as of the last day of each fiscal quarter ending during the periods specified below, Tangible Effective Net Worth of not less than the following:

Date(s)	Tangible Effective Net Worth
At 06/30/08	($10,000,000)
At 09/30/08	($9,000,000)
12/31/08 through 06/29/09	($7,000,000)
06/30/09 through 12/30/09	($6,000,000)
12/31/09 through 06/29/10	($4,000,000)
06/30/10 and at each fiscal quarter-end thereafter	($2,000,000)

(b) Maintain, as of the last day of each fiscal quarter, commencing June 30, 2008, a Debt Service Coverage Ratio of not less than 1.2 to 1.0.

8. The Revolving Credit Note is amended so that the face amount thereof is $20,500,000.

9. Exhibit C to the Agreement (Compliance Report) is deleted and replaced with Exhibit C attached hereto.

10. This Amendment may be executed in counterparts, of which this is one, all of which shall constitute one and the same instrument.

11. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

12. Each Company hereby represents and warrants that, after giving effect to the amendment contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within such Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of such Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of such Company set forth in Sections 7.1 through 7.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; (c) no Default or Event of Default has occurred and is continuing as of the date hereof.

13. This Amendment shall be effective upon execution by Companies and Bank.

WITNESS the due execution hereof as of the day and year first above written.

BANK:		COMPANIES:

COMERICA BANK		MANITEX INTERNATIONAL, INC.

By:	/s/ Michael Bourke	By:	/s/ David H. Gransee
Its:		Its:	Vice President & CFO

MANITEX, INC.

		By:	/s/ David H. Gransee
		Its:	Vice President & CFO

EXHIBIT “C”

COMPLIANCE REPORT

To:	Comerica Bank

Re:	Manitex International, Inc. and Manitex Inc. Second Amended and Restated Credit Agreement dated as of April 11, 2007 (“Credit Agreement”)

This Compliance Report (“Report”) is furnished pursuant to Section 8.10 of the Credit Agreement and sets forth various information as of ______________, 200_ (the “Computation Date”).

1. Tangible Effective Net Worth. On the Computation Date, Tangible Effective Net Worth, which is required to be not less than $                    , was $            , as computed in the supporting documents attached hereto as Schedule 1.

2. Debt Service Coverage Ratio. On the Computation Date, the Debt Service Coverage Ratio, which is required to be not less than 1.2 to 1.0 was _____ to 1.0, as computed in the supporting documents attached hereto as Schedule 2.

The undersigned officer hereby certifies that to the best of his knowledge, after due inquiry:

A. All of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B. As of the Computation Date, the Companies have observed and performed all of its covenants and other agreements contained in the Credit Agreement.

C. I have personally reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D. Except as stated as Schedule 3 hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Companies), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, Holdings has caused this Report to be executed and delivered by its duly authorized officer this ______ day of ______________, 200_.

MANITEX INTERNATIONAL, INC.

By:
Its:

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